                             CONTRIBUTION AGREEMENT

                                 (BRILEY LAND)



          This Agreement ("Agreement") is made as of this 1st day of November, 1996, between NWI WAREHOUSE GROUP, L.P., a Tennessee limited partnership ("NWI"); and WEEKS REALTY, L.P., a Georgia limited partnership ("Weeks").

1.   Description of The Property. NWI, through the merger into Weeks of wholly
     ---------------------------
     owned affiliates of NWI, agrees to contribute to the capital of Weeks and Weeks agrees to such mergers and agrees to accept such contribution to its capital, for the contribution value and upon the terms and conditions set forth below, that certain parcel of land located in Davidson County, Tennessee, containing in the aggregate approximately 58.00 gross acres, as further described on Exhibit A hereto (the "Property").
                          ---------

2.   Contribution Value. Subject to prorations, credits and adjustment for
     ------------------
     which express provision is made in this Agreement, including, without limitation, credit for the outstanding principal balance of the "Purchase Money Loan" (as hereinafter defined), the contribution value (the "Contribution Value") of the Property is the sum (i) Two Million Six Hundred Fourty Thousand Dollars ($2,640,000.00), plus (ii) "Carry Costs" (as hereinafter defined) paid or incurred by NWI for the period from and including the date of NWI's acquisition of the Property to, but not including, the date NWI contributes the Property to Weeks pursuant to this Agreement. "Carry Cost" means, collectively, fees and expenses incurred in acquisition (including brokerage fees), real estate taxes, liability insurance premiums, interest on any acquisition loan and any special assessments by governmental authorities.

     As of the date of contribution of the Property, Weeks shall issue to NWI a number of "Units" (as hereinafter defined), equal to the Contribution Value, after adjustments for the prorations, credits and adjustments stipulated in this Agreement, divided by the "Unit Price" (as hereinafter defined), to be held by NWI subject to that certain Registration Rights and Lock-Up Agreement, dated of even date herewith, between Weeks and NWI (the "Rights Agreement") and that certain First Amendment to the Second Amended and Restated Agreement of Limited Partnership, dated of even date herewith (pursuant to which NWI was admitted to Weeks as a limited partner) (the "Partnership Amendment"). "Units" shall mean limited partnership units in Weeks Realty, L.P., as defined in the Rights Agreement. "Unit Price" shall mean an assumed value of $25.00 per Unit. The dollar amount stated in the immediately preceding sentence is a negotiated amount for the purposes of this Agreement and does not reflect a valuation by either NWI or Weeks of Weeks Corporation or Weeks.

     Notwithstanding any provision of that Agreement to the contrary, no fractional Units shall be issued to NWI pursuant to this Agreement. If as a result of the application of the foregoing formulas, a fractional Unit is due NWI, Weeks shall pay to NWI, in cash on the same date as the fractional Unit would otherwise be issued and in lieu of any such fractional Unit, an amount equal to that fractional Unit times applicable Unit Price, as determined pursuant to this Agreement.

3.   Title Exceptions.  The Property shall be contributed subject to the
     ----------------
     following title exceptions and no other:

     a.  Applicable building and zoning laws.

     b.  Encroachments, easements and other matters identified on Exhibit B.
                                                                  ---------

     c. Covenants, easements and other matters to which Weeks and NWI have agreed as provided below in this Paragraph 4 hereto.

     d. Any matter arising by, through or under Weeks after the date of this Agreement.

4.   Title Insurance and Survey. Weeks acknowledges receipt of, and hereby
     --------------------------
     approves, that certain ALTA Commitment Title insurance issued to Weeks by Old Republic National Title Insurance Company, Commitment No. 96-437 (Revised), committing to issue title insurance on the Property in the amounts of coverage therein stated (the "Commitment"). Weeks hereby approves the title exceptions and the surveys (the "Surveys") identified in Schedule B, Part II of the Commitment as applicable to the Property. NWI shall cause to be issued at contribution of the Property a policy of title insurance (ALTA Form) pursuant to the Commitment containing only those exceptions specified in Paragraph 3 above and any other exceptions that may be acceptable to Weeks.

     Prior to contribution for the Property pursuant to Paragraph 5 hereof, Weeks shall cause the Commitment and the Survey to be updated and Weeks shall identify in such notice any title exception affecting the Property (other than those specified in Paragraph 3) that Weeks determines to be objectionable. NWI shall cure any such exception on or before the date designated for contribution to Weeks's reasonable satisfaction and, if such cure is not completed by that date, then the contribution shall be delayed for a period not to exceed sixty (60) days to permit NWI additional time to cure. If after such delay, such title objection is not cured to Weeks's reasonable satisfaction, Weeks may elect to do one of the following: (i) cure the exception, with all costs and expenses incurred by Weeks applied to reduce the Contribution Value, in which case the contribution shall be further delayed an additional sixty (60) day period, or (ii) terminate this Agreement as to the Property (as Weeks's election) and sue NWI for damages at law, or (iii) seek specific performance of NWI's obligations hereunder.

     The Property shall be contributed by NWI to Weeks pursuant to this Agreement subject to certain purchase money indebtedness (the "Purchase Money Loan"), in the original principal face amount of $1,780,900, evidenced and second by the documents described on Exhibit C hereto
                                                        ---------
     (collectively, the "Purchase Money Loan Documents"). From and after Contribution, Weeks agrees to indemnify and hold harmless, NWI, John W. Nelley, Jr. and Albert W. Buckley, Jr. for any and all loss, cost or damage they may suffer or incur as a result of a default that arises or occurs under the Purchase Money Loan Documents on or after the contribution date including attorney's fees and court costs. On the date of contribution, NWI shall cause Weeks to receive from the holder of the Purchase Money Loan Documents an estoppel and consent agreement in form and content reasonably acceptable to Weeks confirming, among such other matters as Weeks may reasonably require, that it is the holder of the Purchase Money Loan Documents, the outstanding principal of the Purchase Money Loan, that no default is then outstanding, identifying the applicable Purchase Money Loan Documents, confirming the amounts of any tax and insurance escrows, and consenting to the contribution to Weeks of the Property as provided in this Agreement and the assumption by Weeks of the Purchase Money Loan.

     NWI hereby covenants and agrees with Weeks that, so long as this Agreement remains in full force and effect, (i) NWI will not sell, assign, rent, lease, convey (absolutely or as security), grant a security interest in, or otherwise encumber or dispose of, the Property (or any interest or estate therein) without the prior written consent of Weeks; and (ii) NWI will not apply for any modification to the zoning in effect for the Property as of the date of this Agreement or agree to any impact fees or other restrictions on future development rights that would affect the Property, without the prior written consent of Weeks. NWI will not grade, cut timber or otherwise alter the physical characteristics of the Property without the prior written consent of Weeks, in each instance. NWI further covenants and agrees that, so long as this Agreement remains in full force and effect, NWI will not amend or modify the Purchase Money Loan Documents, will make all payments of money, and do all other things required of NWI, required under the Purchase Money Loan Documents, and that NWI will take no affirmative action which shall cause the NWI to be unable to contribute good and marketable title to the Property or which shall cause any warranty or representation contained in this Agreement to be incorrect or misleading at any time.

     From time to time during the pendency of this Agreement, at the request of Weeks, NWI agrees to take actions, to support applications and to enter into any easements, covenants or other agreements pertaining to development (including infrastructure, roads, utilities and other development requirements), affecting the uncontributed portion of the Property to facilitate Weeks' development of the Purchase Money Loan Documents of the Property. Additionally, at the request of Weeks, NWI agrees to dedicate to the public or quasi-public authorities, portions of the Property not yet contributed to Weeks pursuant to this Agreement for the purpose of dedicating public right-of-ways, utility easements and other infrastructure items to facilitate development of the Tracts contributed to Weeks and the remainder of the Property. NWI agrees to cooperate and support fully all requests and actions taken by Weeks pursuant to this paragraph.

     Contemporaneously with the execution and delivery of this Agreement, Weeks and NWI shall enter into a short form memorandum of this Agreement, which shall be recorded in the public records of Davidson County, Tennessee, to give notice of Weeks' interest in the Property pursuant to this Agreement.

5.   Contribution. The contribution of the Property to the capital of Weeks
     ------------
     shall take place at the offices of Baker, Donelson, Bearman & Caldwell, Suite 1700 Union City Center, 511 Union Street, Nashville, Tennessee 37219, or at such other place as may be agreed by NWI and Weeks. The contribution of the Property to the capital of Weeks shall take place on December 15, 1996, or on such earlier date as Weeks and NWI shall determine by mutual agreement.

     The Property shall be contributed by NWI pursuant to this Agreement, at NWI's request, in accordance with the following: (a) NWI shall form a limited liability company under Delaware law, with NWI as the sole member, substantially similar to that company formed for the initial contribution of Completed Properties on even date herewith (the "Initial Contribution"),
     (b) NWI shall contribute the Property to that company by instruments substantially similar to that used for the Initial Contribution, (c) that company shall then merge into Weeks, with Weeks being the surviving entity, pursuant to agreements of merger substantially similar to that used in connection with the Initial Contribution, and (d) Weeks shall issue Units as provided in this Agreement to NWI in exchange for NWI's membership interests in that company. The limited liability company to be formed by NWI pursuant to the immediately preceding sentence shall have as its sole business purpose the ownership of the Property and shall assume or incur no unrelated liability or obligation. NWI shall deliver possession of the Tract to Weeks on the contribution date.

6.   Adjustments. Real estate taxes and assessments (collectively, "taxes") on
     -----------
     the Property shall be apportioned and prorated as of 11:59 pm on the day before the date the Property is contributed to Weeks pursuant to this Agreement by appropriate cash payments between the parties. If the amount of taxes for the year of contribution are not known, they shall be apportioned on the basis of the most current information available. If actual taxes attributable to the Property are different than the taxes on which the proration is computed, such proration shall be adjusted in cash between

     NWI and Weeks upon presentation of written evidence of the actual taxes paid the year of contribution. Interest due on the Purchase Money Loan for the month during which the contribution occurs shall be prorated as of 11:59 pm on the day before the date the Property is contributed to Weeks pursuant to this Agreement by appropriate cash payments between the parties. The Contribution Value shall be reduced by the oustanding principal balance on the contribution date of the Purchase Money Loan.

  7. Costs and Expenses; Preparation of Documents.  Costs and expenses shall be
     --------------------------------------------
     apportioned in the following manner:

      a. Weeks shall pay the premium for title insurance, the survey fees and recording costs related to this transaction, as well as all costs incurred by it in inspecting the Property and making such other investigations thereof as it deems appropriate. Weeks also shall pay all fees and expenses incurred in the creation of limited liability companies and their subsequent merger into Weeks as contemplated in Paragraph 5 of this Agreement.

      b.  NWI shall pay all transfer taxes, if any.

      c. Each party shall pay its own attorneys' fees in connection with this transaction.

      Weeks's attorney shall prepare all documents, which shall be subject to the reasonable approval of NWI's attorney and which shall be substantially the same as the documents used in the Initial Contribution.

  8. Condemnation. If any authority having the power of eminent domain shall
     ------------
     commence negotiations with NWI or shall commence legal action against NWI for the damaging, taking or acquiring of all or any part of the Property, either temporarily or permanently in any condemnation proceeding or by exercise of the power of eminent domain, NWI shall immediately give notice of the same to Weeks. Upon the occurrence of any of the foregoing events, if it reasonably appears that such taking would materially interfere with Weeks' intended use of the Property, Weeks shall have the right, at its option, to terminate this Agreement by giving notice thereof to NWI, in which event Weeks shall be released of all further obligations hereunder. At the time of contribution, NWI shall assign to Weeks all rights of NWI in and to any unpaid awards, settlement proceeds or other proceeds payable by reason for any such taking.

     In the event of any negotiations regarding the payment of any such awards or proceeds, NWI will inform Weeks of all such negotiations of which NWI has notice and no settlement shall be agreed to by NWI without Weeks' written approval.

   9.  Representations and Warranties. As of the date of this Agreement NWI
       ------------------------------
       hereby makes for the benefit of Weeks each and every representation and warranty set froth in Exhibit E to the Partnership Amendment as to the
                             ---------
       Property, to the extent applicable to unimproved land. As of the date of contribution for each Tract under this Agreement, NWI shall remake for the benefit of Weeks each and every representation and warranty set forth on Exhibit E to the Partnership Amendment as to that Tract, to the extent
          ---------
       applicable to unimproved land.

  10.  Weeks' Inspection; "AS-IS" Sale; Hazardous Wastes.  NWI grants Weeks the
       -------------------------------------------------
       right to enter the Property to inspect it, make soil tests borings, make drainage tests, and make engineering and architectural drawings or tests of the Property, provided that the foregoing shall not materially alter or damage the Property or interfere with NWI's activities on the Property. Weeks shall be liable to NWI for any damage, loss and expenses (including reasonable attorneys' fees) NWI incurs by reason of such activities, and if the transaction contemplated hereby does not close, Weeks shall provide NWI with copies of all tests results and drawings.

       Except for the representations and warranties contained or provided for in this Agreement and the other "Transaction Documents" (as hereinafter defined), the Property is being sold in an "AS-IS" condition and "WITH ALL FAULTS" as of the date of this Agreement and of the contribution date. Except as expressly set forth in this Agreement or in the other Transaction Documents, no representations or warranties have been made or are made and no responsibility has been or is assumed by NWI or by any officer, person, firm, agent or representative acting or purporting to act on behalf of NWI as to the condition or repair of the Property or the value, expense of operation, or income potential thereof or as to any other facet or condition which has or might affect the Property, or the condition, repair, value, expense of operation, or income potential of the Property or any portion thereof. The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives with respect to the Property are merged in this Agreement, the exhibits hereto annexed and other documents being entered into by the parties on the date hereof (including, without limitation, the other agreements expressly referred to herein) or contemplated in those documents, which together fully and completely express their agreement, and that this Agreement has been entered into with Weeks being satisfied with the opportunity afforded for investigation (all such agreements, documents and exhibits, collectively, the "Transaction Documents"). Weeks is not relying upon any statement or representation by NWI unless such statement or representation is specifically embodied in this Agreement or the other Transaction Documents.

       Further, to the extent that NWI has provided to Weeks information from any inspection, engineering or environmental reports concerning harmful or toxic substances, NWI makes no representations or warranties with respect to the accuracy or completeness, methodology of preparation or otherwise concerning the contents of such reports. Weeks acknowledges that NWI has requested Weeks to inspect fully the Property and investigate all matters relevant thereto and to rely solely upon the results of Weeks' own inspections or other information obtained or otherwise available to Weeks, rather than any information that may have been provided by NWI to Weeks other than the representations and warranties of NWI contained in this Agreement and the other Transaction Documents on which Weeks is entitled to rely.

       Weeks has reviewed Phase I Environmental Site Assessment of Briley Parkway Business Center, prepared by 3D/International Environmental Group, Project No. D5388.03, dated October 1, 1996, (the "Audit") and Weeks hereby approves the Audit and agrees to accept title to the Property subject to such environmental matters as are reflected in the Audit. If any material adverse environmental condition affecting the Property is discovered by, or comes to the attention of, Weeks that is not disclosed in the Audit, then Weeks may elect by written notice to NWI to terminate this Agreement as to all or any portion of the Property not previously purchased by Weeks.

       The terms and provisions of this Paragraph 10 shall survive contribution hereunder.

  11.  Notices. Any notice, request or other communication (a "notice")
       -------                                                 ------
       required or permitted to be given hereunder shall be in writing and shall be delivered by hand or overnight courier (such as UPS Next Day Air) or mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party at its address as set forth below. Any such notice shall be considered given on the date of such hand or courier delivery, deposit with such overnight courier for next business day delivery or deposit in the United States mail, but the time period (if any is provided herein) in which to respond to such notice shall commence on the date of hand or courier delivery or on the date received following deposit in the United States mail as provided above. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice. By giving at least five (5) days' prior written notice thereof, any party may from time to time and at any time change its mailing address hereunder. Any notice of any party may be given by such party's counsel. The parties respective notice addresses are as follows:

                Weeks:        Weeks GP Holdings, Inc.
                              4497 Park Drive
                              Norcross, Georgia   30093
                              Attention:  Thomas D. Senkbeil,
                                            Vice Chairman/Chief
                                            Investment Officer

                With Copy To: King & Spalding
                              191 Peachtree Street
                              Atlanta, Georgia   30303-1763
                              Attention:  William B. Fryer, Esq.

                NWI:          NWI Warehouse Group, L.P.
                              1410 Donelson Pike
                              Suite A-5
                              Nashville, Tennessee  37217
                              Attention:  John W. Nelley, Jr.,
                                            Chief Financial Officer


  12.  Brokers.  Except for brokers paid-in-full at the Initial Contribution
       -------
       pursuant to separate written agreements that cover the transactions contemplated in this Agreement as well as the other Transaction Documents; NWI and Weeks represent and warrant that neither has dealt with any broker in connection with this transaction. If any claim is made or brought by any broker in connection with this transaction, the party whose agreement gave rise to such claim shall indemnify the other for any damage or expenses sustained in connection therewith including, without limitation, reasonable attorneys' fees. The terms and provisions of this Paragraph 12 shall survive contributions hereunder.

  13.  Default.  If Weeks defaults hereunder, NWI may either proceed against
       -------
       Weeks at law for damages or seek specific performance of Weeks' obligations hereunder. If NWI defaults hereunder, Weeks may either proceed against NWI at law for damages or seek specific performance of NWI's obligations hereunder.

  14.  Headings.  The Paragraph headings are inserted for convenience only and
       --------
       are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision thereof.

  15.  Infrastructure and Land Carry Costs.  When the Property is contributed
       -----------------------------------
       to Weeks pursuant to this Agreement, NWI shall submit to Weeks, for Weeks reasonable approval, an itemization of all fees, costs and expenses incurred by NWI to and through the date of this Agreement for infrastructure, grading, architectural services and engineering services with respect to the Property, together with interest thereon from date incurred at the "Interest Rate" (as said term is defined in the Contribution Agreement for the Aspen Grove Land). Upon Weeks' approval of such itemization, Weeks shall either (i) reimburse NWI in cash or (ii) issued to NWI a number of units equal to the amount to be divided by a Unit Price of Twenty Five Dollars ($25.00), to be held by NWI subject to the Partnership Amendment and the applicable Rights Agreement.

  16.  Miscellaneous.  All prior understandings and agreements between the
       -------------
       parties are deemed merged herein and the other Transaction Documents. This Agreement may be modified only by an agreement in writing signed by the parties. Weeks shall not assign, sell, convey or otherwise transfer any or all its rights under this Agreement without the prior written consent of NWI. NWI shall not assign, sell, convey or otherwise transfer any or all of the Properties or its rights under this Agreement. No such assignment by NWI or Weeks shall relieve or release the assigning party of any liability hereunder. Subject to the foregoing, this Agreement and the terms and provision hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties. This Agreement shall be governed by Tennessee law. Time is of the essence.

       IN WITNESS WHEREOF, NWI and Weeks have set their hand as of the date and year first above written.

                                      NWI:
                                      ---

                                      NWI WAREHOUSE GROUP, L.P.

                                      BY:  NWI X, L.P., its Sole General Partner


                                         By:
                                            ----------------------------
                                                John W. Nelley, Jr.,
                                                General Partner


                                         By:
                                            ----------------------------
                                                Albert W. Buckley, Jr.,
                                                General Partner

                                      WEEKS:
                                      -----

                                      WEEKS REALTY, L.P.

                                      By: Weeks GP Holdings, Inc.
                                          a Georgia corporation,
                                          its Sole General Partner



                                          BY:
                                             ---------------------------
                                             Thomas D. Senkbeil
                                             Vice Chairman and Chief
                                             Investment Officer